Exhibit 99.1

International Cannabis Company Kaya Holdings Launches

$4 Million Rule 506(c) Offering

Use of proceeds includes launch of Kaya Farms Greece and Kaya Farms Israel Medical Cannabis Cultivation Projects, further development of Kaya Farms USA and Kaya Shack cannabis stores, and the launch of the Kaya’s cannabis extracted and infused brands.

Fort Lauderdale, FL September 16, 2020 -- Kaya Holdings, Inc. (“KAYS” or the “Company”), (OTCQB: KAYS), the first U.S. publicly traded company to vertically integrate cannabis retail, cultivation and processing operations announced today that it is seeking to raise up to $4 million through an offering to be conducted pursuant to Rule 506(c) of Regulation D promulgated under the Securities Act (the “Offering”).

Information regarding the Offering is available by accessing https://invest.kayaholdings.com the interactive investor portal that the Company has commissioned so that potential investors may gain access to the Private Placement Memorandum and all relevant documents, or by emailing info@kayaholdings.com

The Company is offering, through a Confidential Private Placement Memorandum, a maximum of one hundred and sixty (160) Units (“Units”) at an offering price of $25,000.00 per Unit. The minimum investment is $12,500.00 (one-half Unit).

Each Unit consists of:

  (a) 1,000,000 shares of the Company’s common stock (“KAYS Shares”);
  (b) 1,000,000 one-year Class A warrants (the “Class A Warrants”), each entitling the holder to purchase one additional KAYS Share, at an exercise price of $0.075 per KAYS Share;
  (c) 1,000,000 two-year Class B warrants (the “Class B Warrants,” and together with the Class A Warrants, collectively, the “Warrants”), each entitling the holder to purchase one additional KAYS Share, at an exercise price of $0.125 per KAYS Share; and
  (d) 100,000 shares of Kaya Brands International, Inc. “KBI Shares” Kaya Brands International, Inc. is a newly-incorporated subsidiary of KAYS through which the Company intends to launch its Kaya Farms Greece and Kaya Farms Israel operations.

Each Class A Warrant entitles the holder to purchase one KAYS Share at an exercise price of $0.075 per KAYS Share for a period of one (1) year from the date the Offering is closed but are callable on thirty (30) days’ notice by the Company any time after the Offering is closed if the average closing stock price of the preceding 30 days exceeds $0.075, or the current exercise price, which may be reduced at the election of the Company.

Each Class B Warrant entitles the holder to purchase one KAYS Share at an exercise price of $0.125 per KAYS Share for a period of two (2) years from the date the final closing of the Offering is closed but are callable on thirty (30) days’ notice by the Company after nine months if the average closing stock price of the preceding 30 days exceeds $0.125 or the current exercise price, which may be reduced at the election of the Company.

“The funds from this offering will allow us to advance Kaya Farms Greece and Kaya Farms Israel,” said Craig Frank, KAYS Chairman and CEO. “These two facilities, as currently envisioned are configured to produce approximately 600,000 pounds of GMP certified, medical grade cannabis annually for potential export to the European Union and elsewhere.”

This press release is not a solicitation or offer to buy or sell securities. Under Rule 506(c), general solicitation of offerings is permitted, however, only accredited investors who meet the SEC Regulation D 501 “accredited investor” accreditation standards and who provide suitable verification of accredited status may invest into this Offering. Investments may be speculative, illiquid and carry a risk of loss. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved.

About Kaya Holdings, Inc.-

Kaya Holdings, Inc. ("KAYS") is a touch-the-plant vertically integrated legal cannabis company operating a number of majority owned subsidiaries that retail, cultivate, produce and distribute premium medical and recreational cannabis products, including flower, concentrates, oils and extracts, cannabis-infused foods and beverages, topicals and cannaceuticals. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the OTCQB Tier of the over-the counter market under the symbol OTCQB:KAYS.

Summary of Operations

KAYS corporate structure includes the following three majority-owned subsidiaries, each responding to various demands and opportunities in the cannabis industry:

Marijuana Holdings Americas, Inc. owns the Kaya Shack™ brand of licensed medical and recreational marijuana stores (www.kayashack.com) and the Kaya Farms™ brand of cannabis production and processing operations that operate in the United States.

Kaya Brands USA, Inc. owns a wide range of proprietary brands of cannabis extracts, oils, pre-rolls, topicals, food and beverages, cannaceuticals and related accessories.

Kaya Brands International, Inc., was founded to serve as the vehicle for the Company’s non-U.S. operations including retail franchising in Canada and cultivation activities in Greece and Israel.

For more information on KAYS please access this link:

http://www.icontactarchive.com/archive?c=1460235&f=8960&s=9503&m=348450&t=a2b1e598b7df8e0993c343462a5dfe40bfa282691f9a1942580265128301edc5

Forward Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more information contact Investor Relations: 561-210-7664

SOURCE: Kaya Holdings, Inc.